Exhibit 10.1

FIBROGEN

INCENTIVE COMPENSATION PLAN

Objectives

•	Motivate & reward participants to contribute to and achieve Corporate Goals

•	Enable the company to attract and retain high quality employees

Eligibility Requirements

All FibroGen employees are eligible to be considered to participate in the Plan, provided they are on payroll prior to October 1. Anyone hired on October 1 or after becomes eligible for the following year.

•	An employee must have a work week of a minimum of 20 hours.

•	An employee joining the company during the year prior to October 1, in the year reviewed, will be eligible on a prorated basis from their start date.

•	Employee must not be on a current Performance Improvement Plan or have had significant performance issues during the applicable plan year or at the time of payment date.

•	Only personnel employed and on payroll on the date of bonus payment are eligible to receive a bonus payment.

Target Bonus Award

A target bonus based on a percentage of annual base salary has been identified for each employee by employee classification. The actual payout % is based on the total achievement of all Corporate Goals, to be designed based on Project and Department goals and objectives and other priorities as may be set by the Board and/or the Compensation Committee in consultation with management.

Corporate Goals

The bonus payout will be based on achievement across all of the Corporate Goals. The weighting of the Corporate Goals will be set, and results of achievements against them, will be measured by the Compensation Committee, to be determined following consultation with and recommendations from the Chief Executive Officer (CEO) and other appropriate members of management.

Example of Payout Calculation

Employee with Annual Salary of $80,000 and a bonus target of 5% = $4,000 Cash Target

Salary	Bonus Target	Total Target Dollar Amount	Percent Achievement of Corporate Goals	Gross Dollar Bonus
$80,000.00	5%	$4,000.00	80%	$3,200.00
Total Cash Payout – Less Applicable Taxes				$3,200.00

Other Provisions

The CEO may recommend to the Committee an increase or decrease to any individual bonus based on individual performance, other than for the CEO.

To the extent a bonus is paid under this Plan, the maximum bonus payable to any individual shall be one hundred fifty percent (150%) of target bonus, and the minimum bonus payable to any individual shall be fifty percent (50%) of the Corporate Goal achievement. The Committee shall determine the total bonus pool payable to all Plan participants, including all adjustments to individual bonuses.

FibroGen reserves the right to modify, suspend or terminate this Plan at any time.

The designation of an employee as a participant will not give the employee any right to be retained in the employ of FibroGen, and the ability of FibroGen to dismiss or discharge the employee at any time and for any reason is specifically reserved.

All decisions about eligibility, goals, achievements, bonus payments, and any provisions of the Plan, including for the avoidance of doubt whether to pay a bonus under the Plan, are made in the absolute discretion of the Compensation Committee, and are not subject to appeal, dispute or contest by a participant.